First Reliance Bank Reports Positive Earnings

FLORENCE, S.C., May 5 /PRNewswire-FirstCall/ — First Reliance Bancshares (OTC Bulletin Board: FSRL), the parent company of First Reliance Bank, today reported capital ratios representative of a  strong, healthy and ‘well-capitalized’  bank. Pre-provision pre-tax income for the quarter ending March 31, 2009 was $1.1 Million. Net income for the quarter ending March 31, 2009 was $13,865 compared to $826,123 earned for the quarter ending March 31, 2008 due primarily to loan loss provisions of $1.3 million and a declining interest rate environment during the period.  “The commercial and real estate construction industry in our coastal region has been the hardest hit causing us to be prudent and build up our loan loss provisions. We are taking a very conservative approach to our business until we see more consistent and positive trends in our communities’ economic indicators,” said Rick Saunders, CEO.

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As of March 31, 2009, total assets were $637.4 million, an increase of $39.8 million over $597.6 million reported for March 31, 2008.  Total deposits increased $51.9 million, from $450 million reported for March 31, 2008.  Management continues its focus on increasing core deposits and reducing its reliance on wholesale funding.  For the quarter ending March 31, 2009, checking account deposits grew 8.2% over quarter ended March 31, 2008.

“Our Mortgage Banking team results for the first quarter were very strong. “ Mortgage originations for three months ending March 31, 2009 increased 34% over three months ending March 31, 2008. In addition, the mortgage application pipeline in the first quarter has increased by 40% over annual 2008 volume, setting the stage for strong mortgage demand in the second quarter. We are proud of our team for being recognized by the South Carolina State Housing Authority as Lender of the Year (Division II category).  This is a terrific achievement and reflects our commitment to first time homebuyers and homeownership,” said Saunders.

Diluted earnings loss per share for March 31, 2009 totaled $(0.02) compared to $0.23 earned for the quarter ended March 31, 2008.   Earnings were primarily impacted by a loan loss provision of $1.3 million.  “Our nonperforming loans are primarily isolated to the coastal region and are related to the construction industry and declining property values.  However, we continue to see benefits from our bank’s strong geographic diversity with solid loan quality in our Florence and Columbia markets,” he said.

“Our daily focus is to provide our customers with a great service experience, differentiated programs, and products that earn their loyalty. We sincerely appreciate our customer’s support and their efforts have helped us grow our local deposits by 13.0% from quarter ended March 31, 2008 to March 31, 2009 and our households at 15.4% first quarter annualized. It is a reflection that our customers enjoy our Easy To Do Business With™ brand of banking.”

“In late 2008, we introduced a unique program called Hometown Heroes, which recognizes and provides special financial products and rewards to heroes in our community- teachers, police, firefighters, military, not-for-profit and medical professionals, people who help us and protect us every day. This program, is our way of saying thank you, and it has been a great success.  As a benefit of the program we will make a significant contribution to many Hometown Heroes support organizations. Giving back to the community and honoring our Hometown Heroes is a winning combination and we look forward to the continued growth of this program,” he said.

“Looking ahead in 2009 we will introduce a new banking program to  provide a safe, convenient, checking and savings and financial counseling  to people in our community who have had limited access to the banking system. In June we will also open a new branch in the West Columbia and welcome the community to try out our distinctive brand of convenient and friendly service.”

“While the issues facing our economy are difficult, we have a talented and visionary team at First Reliance bank who are dedicated to serving our customers by fulfilling our purpose – to make a positive difference in every life we touch,” said Rick Saunders

ABOUT FIRST RELIANCE BANK
The Company’s one bank subsidiary, First Reliance, has been recognized for its success including being the only bank ever to be named to The Top 25 Fastest Growing Companies™ in South Carolina four times (Elliott Davis).  First Reliance Bank operates in five branch locations. Its Easy To Do Business With™ products and services include: Totally FREE Checking, Totally FREE Business Checking, FREE Coin Machines, a Retail Service Guaranty, and Five Way Mortgage Service Promise, a Worldwide NO FEE ATM Network, and 8-8 Extended Hours in their Florence, Lexington, and Mt. Pleasant locations.

Based in Florence, South Carolina, First Reliance Bancshares, Inc., is a bank holding company with approximately $637 million in consolidated assets as of March 31, 2009 First Reliance Bank, which was opened in 1999, is the Company's sole operating subsidiary. The bank has two branch locations, a Technology Center, and a Learning Center in Florence, SC.  In addition, the bank’s aggressive statewide growth strategy includes current branches in Lexington, Mount Pleasant and downtown Charleston, SC.  Additional branch expansions include new sites located in Charleston, and the Midlands Region.  The Company's stock is traded on the OTC Bulletin Board under the symbol FSRL.OB. Information about the Company is available on the company’s website at www.firstreliance.com.

This press release contains forward-looking statements about branch openings within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events.

Any or all of our forward-looking statements here or in other publications may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward- looking statements can be guaranteed. Our actual results may vary materially, and there are no guarantees about the performance of our stock.

We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future results or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in our reports to the SEC.

Media Contacts:
F.R. (Rick) Saunders Jr.,	Pamela Rhoads,
President and CEO	VP Customer Experience
First Reliance Bank	First Reliance Bank
(843) 674-3001	(843) 674-3261
rsaunders@firstreliance.com	prhoads@firstreliance.com

First Reliance Bancshares,Inc.
Balance Sheet

	March 31	March 31	December 31
	2009	2008	2008
	(Unaudited)	(Unaudited)	Audited
Assets:
Cash and Cash Equivalents
Cash and Due From Banks	31,683,883	7,929,684	$5,451,607
Federal funds sold	-	-	257,000
Total cash and cash equivalents	31,683,883	7,929,684	5,708,607

Investment securities
Securities available for sale	73,593,711	57,630,118	76,310,816
Nonmarketable equity securities	5,594,600	4,372,200	4,574,700
Total investment securities	79,188,311	62,002,318	80,885,516

Loans held for sale	24,250,382	18,403,137	9,589,081

Loans receivable	464,124,999	473,069,194	468,990,202
Less allowance for loan losses	(7,331,051)	(5,539,601)	(8,223,899)
Loans, net	456,793,948	467,529,593	460,766,303

Premises, furniture, and equipment, net	26,462,326	23,713,588	28,612,022
Accrued interest receivable	2,462,465	2,977,560	2,653,260
Other real estate owned	1,423,582	327,950	379,950
Cash surrender value life insurance	11,091,634	10,662,027	10,986,484
Other assets	4,044,994	4,047,044	3,852,660
Total Assets	637,401,525	597,592,901	$603,433,883

Liabilities:
Deposits:
Noninterest bearing transaction accounts	48,085,212	45,178,443	$39,467,609
Interest bearing transaction accounts	34,414,993	31,058,228	34,708,951
Savings	85,396,666	90,229,421	110,629,005
Time deposits $100,000 and over	190,458,083	185,683,283	137,444,867
Other time deposits	143,596,606	97,861,715	138,884,952
Total deposits	501,951,560	450,011,090	461,135,384

Securities sold under agreements to repurchase	864,994	7,858,845	8,197,451
Federal funds purchased	-	11,482,000	-
Advances from Federal Home Loan Bank	69,500,000	73,500,000	78,000,000
Note Payable	-	3,000,000	6,950,000
Junior subordinated debentures	10,310,000	10,310,000	10,310,000
Accrued interest payable	610,924	684,067	623,330
Other liabilities	1,205,844	2,960,384	791,960
Total Liabilities	584,443,322	556,806,386	566,008,125

Shareholders' Equity:
Senior Preferred Stock	15,349,000	-	-
Warrant Preferred Stock	767,000	-	-
Discount Senior Preferred Stock	(959,400)	-	-
Pemium Warrant Preferred Stock	81,396	-	-
Common Stock	35,872	35,132	35,250
Capital Surplus	26,259,837	26,047,924	26,120,460
Restricted Stock	(312,580)	(273,344)	(207,653)
Retained Earnings	11,852,870	12,039,496	11,839,005
Accretion Disc Senior Preferred Stock	(13,860)	-	-
Amortization Prem Warrant Preferred Stock	1,176	-	-
Accumulated other comprehensive income	60,325	94,282	(201,527)
Treasury Stock	(163,433)	(156,975)	(159,777)
Total Shareholders Equity	52,958,203	37,786,515	37,425,758

Total Liabilities and Shareholders Equity	637,401,525	594,592,901	$603,433,883

First Reliance Bancshares,Inc.
Consolidated Reports of Income

	Three Months	Three Months
	Ended	Ended
	Mar 31,2009	Mar 31,2008
	(Unaudited)	(Unaudited)
Interest Income
Loans and Fees	6,967,737	9,099,475
Investment Securities
Taxable	531,316	346,384
Tax exempt	313,418	327,610
Federal funds sold	983	1,893
Other interest income	9,599	51,290
Total	7,823,053	9,826,652

Interest Expense
Time deposits $100,000 and over	1,192,567	2,037,053
Other deposits	1,622,844	1,902,095
Other interest expense	854,549	919,520
Total	3,669,960	4,858,668

Net Interest Income	4,153,093	4,967,984
Provision for loan losses	(1,300,380)	(501,603)
Net Interest Income after provision	2,852,713	4,466,381

Noninterest Income
Service charges on deposit accounts	460,608	437,135
Gain on sale of mortgage loans	660,499	559,384
Income from bank owned life insurance	105,150	50,330
Brokerage fees	3,922	121,754
Other charges, commisions and fees	126,999	113,272
Gain on sale of securities available for sale	-	-
Gain on sale of other real estate	308	-
Gain on sale of fixed assets	86,810	-
Other	265,021	49,919
Total	1,709,317	1,331,794

Noninterest Expense
Salaries and benefits	2,808,915	2,944,751
Occupancy	355,857	339,703
Furniture and equipment related	285,865	212,959
Other operating	1,290,442	1,236,983
Total	4,741,079	4,734,396

Income (loss) before tax	(179,049)	1,063,779
Income tax expense (benefit)	(192,914)	237,656

Net Income	13,865	826,123
Accretion of preferred stock to redemption value	12,684	-
Preferred dividends accrued	59,584	-
Net Income (loss) available to common shareholders	(58,403)	826,123

Basic earnings (loss) per share	(0.02)	0.24
Diluted earnings (loss) per share	(0.02)	0.23

CONTACT: F.R. (Rick) Saunders Jr., President and CEO, +1-843-674-3001, or rsaunders@firstreliance.com, or Pamela Rhoads, VP Customer Experience, +1-843-674-3261, or prhoads@firstreliance.com, both of First Reliance Bank